Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS SECOND QUARTER FISCAL 2023 RESULTS

- Q2 GAAP EPS $0.69 / Adjusted EPS $0.76 -

- Q2 Sales increase 12% to $229 Million -

- $252 Million in Q2 Orders / Book-to-bill of 1.10x -

ST. LOUIS, May 9, 2023 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter ended March 31, 2023 (Q2 2023).

Operating Highlights

•	Q2 2023 GAAP EPS increased 8 percent to $0.69 per share compared to $0.64 per share in Q2 2022. Q2 2023 Adjusted EPS increased 17 percent to $0.76 per share compared to $0.65 per share in Q2 2022.
•	Q2 2023 Sales increased $24.2 million (11.8 percent) to $229.1 million compared to $204.9 million in Q2 2022.
•	Q2 2023 Entered Orders increased $15.1 million (6 percent) over the prior year period to $251.6 million (book-to-bill of 1.10x), resulting in record ending backlog of $741 million.
•	Net cash used by operating activities was $5 million YTD 2023, as cash flow was negatively impacted by higher working capital requirements, with higher accounts receivable being driven by increased sales and higher inventory related to timing and supply chain issues.
•	Net debt (total borrowings less cash on hand) was $113 million, resulting in a 0.86x leverage ratio and $582 million in liquidity at March 31, 2023.

Bryan Sayler, Chief Executive Officer and President, commented, “Q2 was another solid quarter operationally, as ESCO delivered double-digit revenue growth, expanded operating margins, and achieved 17 percent adjusted earnings per share growth. It has been an exciting time for me to step into the CEO role. The business has clear momentum and secular growth drivers that should carry us through this year and beyond. We continue to see exciting developments across our aerospace and defense portfolio, with commercial aerospace, military aerospace and Navy customers driving high levels of business activity. We also see growth drivers continue to solidify in the utility and renewable energy markets, which makes us feel good about the long-term prospects for our Utility Solutions Group. Our Test business had a slightly down quarter but serves a variety of strong end markets and offers broad capabilities that give us confidence in its long-term outlook. It is an exciting time to be at ESCO and I look forward to working with leadership across the company as we move our businesses forward.

“Entered orders remained strong in the quarter, with solid growth in commercial aerospace and renewables. All three segments had book-to-bills above 1.0 and for the second consecutive quarter, we achieved record ending backlog at $741 million.

“Our teams across the company continue to do an excellent job driving growth and delivering solid operating results while navigating challenges related to inflation, supply chain constraints and labor shortages. Even with our strong performance year-to-date, we are still managing some past-due backlog challenges driven by these factors. I’d like to personally thank all of our employees for their dedication, persistence, and tremendous efforts. Their commitment is key to our solid results.”

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $14.2 million (17 percent) to $99.0 million in Q2 2023 from $84.8 million in Q2 2022. Sales growth was driven by commercial aerospace, which increased $8.1 million (27 percent) to $38.2 million in the quarter. In addition, defense aerospace and Navy also delivered solid sales growth.
•	Q2 2023 EBIT increased $4.5 million to $18.8 million from $14.3 million in Q2 2022. Adjusted EBIT increased $5.1 million (35.2 percent) in Q2 2023 to $19.6 million (19.8 percent margin) from $14.5 million (17.1 percent margin) in Q2 2022.
•	Entered Orders increased $17 million (18 percent) to $112 million in Q2 2023 compared to $95 million in Q2 2022. The orders strength was driven by commercial OEM build rate increases, market share gains at Mayday, a large aftermarket order at PTI, and $7 million in acquired backlog related to CMT. A&D’s book-to-bill of 1.13x in the quarter resulted in record ending backlog of $435 million.

Utility Solutions Group (USG)

•	Sales increased $15.0 million (23 percent) to $79.2 million in Q2 2023 from $64.2 million in Q2 2022. Doble’s sales increased by $10.5 million (19 percent) driven by a strong quarter for condition monitoring products, services, and high voltage test equipment at Phenix. NRG sales increased $4.5 million (47 percent) on continued strength in the renewables end-market.
•	EBIT increased $2.8 million in Q2 2023 to $14.1 million from $11.3 million in Q2 2022. There were no adjustments to Q2 2023 EBIT of $14.1 million (17.8 percent margin), which also increased $2.8 million from Q2 2022 Adjusted EBIT of $11.3 million (17.7 percent margin). Margins were unfavorably impacted by product mix and increased event costs as trade show activity continued to normalize post-COVID.

•	Entered Orders decreased $2 million (2 percent) to $85 million in Q2 2023. The decrease in orders was primarily driven by an $8 million (11 percent) decrease at Doble related to the timing of a large multi-year DUC contract renewal in the prior year Q2. Order strength continues across the Doble portfolio, highlighted by significant condition monitoring orders. NRG orders increased by $6 million (54 percent) related to continuing strength in both wind and solar, and with significant orders by solar resource monitoring (SRM) customers in the U.S. and Europe. USG’s book-to-bill of 1.07x in the quarter resulted in an ending backlog of $143 million, which is up $26 million compared to prior year.

Test

•	Sales decreased $4.9 million (9 percent) to $51.0 million in Q2 2023 from $55.9 million in Q2 2022, with sales increases in Europe more than offset by declines in the U.S. and Asia. There were disruptions in test and measurement project execution in China related to re-opening of the economy after prior zero-COVID policies.
•	EBIT decreased $1.3 million in Q2 2023 to $7.2 million (14.2 percent margin) from $8.5 million (15.2 percent margin) in Q2 2022 related to lower volume in China. There were no adjustments in either year for the Test segment.
•	Entered Orders decreased $0.1 million to $55.3 million in Q2 2023 compared to $55.4 million in Q2 2022. Despite the slight decrease in orders, it was a solid orders quarter for Test with a book-to-bill of 1.09x, which resulted in an ending backlog of $163 million.

Share Repurchase Program

During Q2 2023, the Company repurchased approximately 81,000 shares for $7.1 million. $8.1 million was paid in the quarter related to the Q2 shares purchased and included $1.0 million related to December purchases that settled in January. Year-to-date, the company has repurchased approximately 138,000 shares for $12.2 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2023 to stockholders of record on July 5, 2023.

Business Outlook – 2023

The strength of our first half results gives us added confidence in our ability to deliver solid revenue and earnings growth in 2023 and we are again increasing our earnings guidance. We now expect current year adjusted EPS in the range of $3.55 to $3.65 (11 to 14 percent growth). This is based on sales in a range of $930 to $950 million (8 to 11 percent annual growth). Consistent with prior years, revenues and Adjusted EPS are expected to grow sequentially throughout the year. Our expectation is for Q3 Adjusted EPS to be in the range of $0.96 to $1.01 per share (8 to 13 percent growth).

Board of Directors

Effective June 30, 2023, and consistent with the succession plan previously announced, Vic Richey will retire from his roles as a director of the Company, the Executive Chair of the Board, and an employee of the Company. Related to this change, independent director Robert Phillippy has been appointed to serve as Chair of the Board. James Stolze will remain a director but has resigned his position as Lead Director. In addition, given that the role of Board Chair will be held by an independent director, the position of Lead Director has been eliminated by the Board. Patrick Dewar has been appointed to serve as Chair of the Audit and Finance Committee. All of the foregoing changes are effective June 30, 2023.

Conference Call

The Company will host a conference call today, May 9, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2023 results. A live audio webcast and an accompanying slide presentation will be available on ESCO’s investor website at https://investor.escotechnologies.com. For those unable to participate, a webcast replay will be available after the call on ESCO’s investor website.

Forward-Looking Statements

Statements in this press release regarding Management’s expectations for fiscal 2023, the effects of continuing inflationary pressures, higher interest rates, pressures related to supply chain performance and labor shortages, our guidance for 2023 including revenues, revenue growth, Adjusted EPS, Adjusted EBIT and Adjusted EBITDA margin; the effects of acquisitions, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic and the effects of known or unknown COVID-19 variants including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT and EBITDA are also measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

About ESCO Technologies

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
Net Sales	$229,136		204,928
Cost and Expenses:
Cost of sales	142,296		128,375
Selling, general and administrative expenses	53,877		47,959
Amortization of intangible assets	7,030		6,510
Interest expense	2,269		1,020
Other expenses (income), net	314		(604)
Total costs and expenses	205,786		183,260

Earnings before income taxes	23,350		21,668
Income tax expense	5,472		5,085

Net earnings	$17,878		16,583

Diluted - GAAP	$0.69		0.64

Diluted - As Adjusted Basis	$0.76	(1)	0.65	(2)

Diluted average common shares O/S:	25,895		26,045

(1)	Q2 2023 Adjusted EPS excludes $0.07 per share of after-tax charges consisting of $0.04 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges and $0.01 of restructuring charges within the A&D segment.

(2)	Q2 2022 Adjusted EPS excludes $0.01 per share of after-tax charges associated with the NEco acquisition inventory step-up charge and Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2023		Six Months Ended March 31, 2022
Net Sales	$434,637		381,938
Cost and Expenses:
Cost of sales	268,679		236,680
Selling, general and administrative expenses	105,179		94,594
Amortization of intangible assets	13,891		12,977
Interest expense	3,927		1,753
Other expenses (income), net	712		(571)
Total costs and expenses	392,388		345,433

Earnings before income taxes	42,249		36,505
Income tax expense	9,644		8,398

Net earnings	$32,605		28,107

Diluted - GAAP	$1.26		1.08

Diluted - As Adjusted Basis	$1.36	(1)	1.11	(2)

Diluted average common shares O/S:	25,919		26,098

(1)	YTD Q2 2023 Adjusted EPS excludes $0.10 per share of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges and $0.02 of restructuring charges within the A&D segment.

(2)	YTD Q2 2022 Adjusted EPS excludes $0.03 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2023	Q2 2022	Q2 2023	Q2 2022
Net Sales
Aerospace & Defense	$98,982	84,821	98,982	84,821
USG	79,161	64,191	79,161	64,191
Test	50,993	55,916	50,993	55,916
Totals	$229,136	204,928	229,136	204,928

EBIT
Aerospace & Defense	$18,795	14,349	19,595	14,489
USG	14,061	11,314	14,061	11,331
Test	7,226	8,494	7,226	8,494
Corporate	(14,463)	(11,469)	(12,963)	(11,344)
Consolidated EBIT	25,619	22,688	27,919	22,970
Less: Interest expense	(2,269)	(1,020)	(2,269)	(1,020)
Less: Income tax expense	(5,472)	(5,085)	(6,001)	(5,150)
Net earnings	$17,878	16,583	19,649	16,800

Note 1: Adjusted net earnings were $19.6 million in Q2 2023 which excludes $0.07 per share of after-tax charges consisting of $0.04 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges and $0.01 of restructuring charges within the A&D segment.

Note 2: Adjusted net earnings were $16.8 million in Q2 2022 which excludes $0.01 per share of after-tax charges associated with the NEco acquisition inventory step-up charge and Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:			Q2 2023	Q2 2022
	Q2 2023	Q2 2022	- As Adjusted	- As Adjusted
Consolidated EBITDA	$38,162	34,808	40,462	35,090
Less: Depr & Amort	(12,543)	(12,120)	(12,543)	(12,120)
Consolidated EBIT	25,619	22,688	27,919	22,970
Less: Interest expense	(2,269)	(1,020)	(2,269)	(1,020)
Less: Income tax expense	(5,472)	(5,085)	(6,001)	(5,150)
Net earnings	$17,878	16,583	19,649	16,800

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2 2023	YTD Q2 2022	YTD Q2 2023	YTD Q2 2022
Net Sales
Aerospace & Defense	$181,965	155,065	181,965	155,065
USG	150,206	127,676	150,206	127,676
Test	102,466	99,197	102,466	99,197
Totals	$434,637	381,938	434,637	381,938

EBIT
Aerospace & Defense	$31,331	24,304	32,330	24,639
USG	30,192	24,705	30,192	25,172
Test	12,637	12,459	12,637	12,459
Corporate	(27,984)	(23,210)	(25,691)	(22,905)
Consolidated EBIT	46,176	38,258	49,468	39,365
Less: Interest expense	(3,927)	(1,753)	(3,927)	(1,753)
Less: Income tax expense	(9,644)	(8,398)	(10,401)	(8,653)
Net earnings	$32,605	28,107	35,140	28,959

Note 1: Adjusted net earnings were $35.1 million in YTD 2023 which excludes $0.10 per share of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges and $0.02 of restructuring charges within the A&D segment.

Note 2: Adjusted net earnings were $29.0 million in YTD Q2 2022 which excludes $0.03 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:			YTD Q2 2023	YTD Q2 2022
	YTD Q2 2023	YTD Q2 2022	- As Adjusted	- As Adjusted
Consolidated EBITDA	$71,086	62,550	74,378	63,657
Less: Depr & Amort	(24,910)	(24,292)	(24,910)	(24,292)
Consolidated EBIT	46,176	38,258	49,468	39,365
Less: Interest expense	(3,927)	(1,753)	(3,927)	(1,753)
Less: Income tax expense	(9,644)	(8,398)	(10,401)	(8,653)
Net earnings	$32,605	28,107	35,140	28,959

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2023	September 30, 2022
Assets
Cash and cash equivalents	$48,221	97,724
Accounts receivable, net	180,817	164,645
Contract assets	128,205	125,154
Inventories	185,753	162,403
Other current assets	27,144	22,696
Total current assets	570,140	572,622
Property, plant and equipment, net	154,020	155,973
Intangible assets, net	401,717	394,464
Goodwill	505,194	492,709
Operating lease assets	41,418	29,150
Other assets	10,113	9,538
	$1,682,602	1,654,456

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	79,619	78,746
Contract liabilities	119,970	125,009
Other current liabilities	77,466	94,374
Total current liabilities	297,055	318,129
Deferred tax liabilities	81,150	82,023
Non-current operating lease liabilities	37,657	24,853
Other liabilities	44,945	48,294
Long-term debt	141,000	133,000
Shareholders' equity	1,080,795	1,048,157
	$1,682,602	1,654,456

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended March 31, 2023	Six Months Ended March 31, 2022
Cash flows from operating activities:
Net earnings	$32,605	28,107
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation and amortization	24,910	24,292
Stock compensation expense	5,309	3,428
Changes in assets and liabilities	(67,140)	(41,451)
Effect of deferred taxes	(1,145)	8,627
Net cash (used) provided by operating activities	(5,461)	23,003

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(17,901)	(15,592)
Capital expenditures	(10,305)	(20,715)
Additions to capitalized software	(5,918)	(4,727)
Net cash used by investing activities	(34,124)	(41,034)

Cash flows from financing activities:
Proceeds from long-term debt	68,000	88,000
Principal payments on long-term debt and short-term borrowings	(60,000)	(46,000)
Dividends paid	(4,128)	(4,150)
Purchases of common stock into treasury	(12,217)	(17,878)
Other	(2,374)	(2,719)
Net cash (used) provided by financing activities	(10,719)	17,253

Effect of exchange rate changes on cash and cash equivalents	801	(1,130)

Net decrease in cash and cash equivalents	(49,503)	(1,908)
Cash and cash equivalents, beginning of period	97,724	56,232
Cash and cash equivalents, end of period	$48,221	54,324

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q2 2023	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 1/1/23	$422,551	137,286	158,584	718,421
Entered Orders	111,677	84,571	55,328	251,576
Sales	(98,982)	(79,161)	(50,993)	(229,136)
Ending Backlog - 3/31/23	$435,246	142,696	162,919	740,861

Backlog And Entered Orders - YTD Q2 2023	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/22	$408,269	128,156	158,597	695,022
Entered Orders	208,942	164,746	106,788	480,476
Sales	(181,965)	(150,206)	(102,466)	(434,637)
Ending Backlog - 3/31/23	$435,246	142,696	162,919	740,861

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q2 2023
EPS – GAAP Basis – Q2 2023	$0.69
Adjustments (defined below)	0.07
EPS – As Adjusted Basis – Q2 2023	$0.76

Adjustments exclude $0.07 per share consisting of executive management transition costs at Corporate, CMT acquisition inventory step-up charges and restructuring charges within the A&D segment in the second quarter of 2023.
The $0.07 of EPS adjustments per share consists of $2.3M of pre-tax charges offset by $529K of tax benefit for net impact of $1,771K.

EPS – Adjusted Basis Reconciliation – Q2 2022
EPS – GAAP Basis – Q2 2022	$0.64
Adjustments (defined below)	0.01
EPS – As Adjusted Basis – Q2 2022	$0.65

Adjustments exclude $0.01 per share consisting of NEco acquisition inventory step-up charges and Corporate related acquisition costs in the second quarter of 2022.
The $0.01 of EPS adjustments per share consists of $282K of pre-tax charges offset by $65K of tax benefit for net impact of $217K.

EPS – Adjusted Basis Reconciliation – YTD Q2 2023
EPS – GAAP Basis – YTD Q2 2023	$1.26
Adjustments (defined below)	0.10
EPS – As Adjusted Basis – YTD Q2 2023	$1.36

Adjustments exclude $0.10 per share consisting of executive management transition costs at Corporate, CMT acquisition inventory step-up charges and restructuring charges within the A&D segment in the first six months of 2023.
The $0.10 of EPS adjustments per share consists of $3,292K of pre-tax charges offset by $757K of tax benefit for net impact of $2,535K.

EPS – Adjusted Basis Reconciliation – YTD Q2 2022
EPS – GAAP Basis – YTD Q2 2022	$1.08
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – YTD Q2 2022	$1.11

Adjustments exclude $0.03 per share consisting of Altanova & NEco acquisition inventory step-up charges and Corporate related acquisition costs in the first six months of 2022.
The $0.03 of EPS adjustments per share consists of $1,107K of pre-tax charges offset by $255K of tax benefit for net impact of $852K.